As filed with the Securities and Exchange Commission on November 13, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IQM Quantum Computers Oyj

(Exact name of registrant as specified in its charter)

Republic of Finland	Not applicable
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer Identification No.)

Keilalahdentie 2-4

FI-02150 Espoo

Finland

Tel: +358 505 696 439

(Address of principal executive offices)

Employee Stock Option Plan III

Employee Stock Option Plan IV

Performance Share Plan 2026–2032

Restricted Share Unit Plan 2026–2030

(Full titles of the plans)

IQM US Inc.

800 North State Street, Suite 304

Dover, DE 19901

Tel: +358 505 696 439

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric Blanchard Trevor Bossi Cooley LLP 500 Boylston Street Boston, Massachusetts 02116 Tel: (617) 937-2300	Juha Koponen Eino Järnroos Borenius Attorneys Ltd Eteläesplanadi 2 FI-00130 Helsinki Finland Tel: (358) 20 713 33

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer, “smaller reporting company, “and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

IQM Quantum Computers Oyj (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a)

The Registrant’s prospectus, dated August 26, 2026, pursuant to Rule 424(b) of the Securities Act, relating to the Registration Statement on Form F-1, as amended (File No. 333-297940), which contains, among other financial information, audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)	The Registrant’s Reports on Form 6-K filed with the Commission on August 4, 2026 and November 5, 2026 (in each case, excluding Exhibits 99.1 and 99.3 thereto); and

(c)

The description of the securities contained in the Registrant’s registration statement on Form 8-A filed on July 1, 2026 (File No. 001-43383) pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with all amendments and reports filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or portions thereof that are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Finnish legal scholars have held it to be possible for a Finnish company to indemnify, at least to some extent, individual members of its board of directors and the chief executive officer against claims for damages made by shareholders or third parties through limitations introduced in the articles of association, or individual indemnity undertakings. Depending on whether the undertaking is granted to all board members or if the undertaking is comparable to management remuneration, the granting of the indemnification undertaking may have to be resolved by the general meeting. The exact scope of, and prerequisites for such indemnity undertakings under Finnish law is not clear, but they cannot be used to limit the Registrant’s right to claim damages from the members of its board of directors or the chief executive officer for willful misconduct or gross negligence. According to the Finnish Companies Act, the right of shareholders or third parties to claim damages cannot be restricted in the articles of association. However, these rules do not prevent a Finnish limited company from taking out a directors and officers liability insurance for the benefit of the members of its board of directors and officers.

The Amended Articles of Association of IQM Quantum Computers Oyj contain no provisions under which any member of the board of directors or officers is indemnified in any manner against any liability which he may incur in his capacity as such. Article 8 of the Amended Articles of Association of IQM Quantum Computers Oyj, however, provides, inter alia, that “at the Annual General Meeting, the following shall be decided: 5. the discharge from liability of the members of the Board of Directors and the CEO.”

The Registrant maintains liability insurance for its board of directors and certain of its officers. Such persons are insured against liability for “wrongful acts,” including breach of duty, breach of trust, neglect, error and misstatement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed below:

Exhibit Number	Description

4.1	Amended Articles of Association of the Registrant (incorporated by reference as Annex C to the Registrant’s Registration Statement on Form F-4 (File No. 333-295867), filed with the Commission on May 14, 2026).

4.2	Form of Deposit Agreement, by and between the Registrant and The Bank of New York Mellon, as depositary (incorporated by reference as Exhibit 4.2 to the Registrant’s Registration Statement on Form F-4/A (File No. 333-295867), filed with the Commission on June 3, 2026).

4.3	Form of American Depositary Receipt (included in Exhibit 4.2).

5.1*	Opinion of Borenius Attorneys Ltd.

23.1*	Consent of Ernst & Young AB, independent registered accounting firm for the Registrant.

23.2*	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Real Asset Acquisition Corp.

23.3*	Consent of Borenius Attorneys Ltd. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page).

99.1	Employee Stock Option Plan III (incorporated by reference as Exhibit 10.18 to the Registrant’s Registration Statement on Form F-4/A (File No. 333-295867), filed with the Commission on June 3, 2026).

99.2	Employee Stock Option Plan IV (incorporated by reference as Exhibit 10.19 to the Registrant’s Registration Statement on Form F-4/A (File No. 333-295867), filed with the Commission on June 3, 2026).

99.3*	Terms and Conditions for the Performance Share Plan 2026–2032.

99.4*	Terms and Conditions for the Restricted Share Unit Plan 2026–2030.

107*	Filing Fee Table.

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Espoo, Finland, on November 13, 2026.

IQM QUANTUM COMPUTERS OYJ

By:	/s/ Jan Goetz
Jan Goetz
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jan Goetz and Jan Kürschner and each of them, as his or her true and lawful attorney-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jan Goetz Jan Goetz	Chief Executive Officer and Director (Principal Executive Officer)	November 13, 2026

/s/ Jan Kürschner Jan Kürschner	Chief Financial Officer (Principal Financial and Accounting Officer)	November 13, 2026

/s/ Søren Hein Søren Hein	Chief Operating Officer (Deputy Chief Executive Officer)	November 13, 2026

/s/ Sierk Poetting Sierk Poetting	Director (Chairman)	November 13, 2026

/s/ Alex Doll Alex Doll	Director	November 13, 2026

/s/ Hannu Martola Hannu Martola	Director	November 13, 2026

/s/ Juho Sarvikas Juho Sarvikas	Director	November 13, 2026

/s/ Jeff Tuder Jeff Tuder	Director	November 13, 2026

/s/ Barbara Venneman Barbara Venneman	Director	November 13, 2026

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, solely in his capacity as the duly authorized U.S. representative of IQM Quantum Computers Oyj, has signed this registration statement in the city of Munich, Germany on November 13, 2026.

IQM US, INC.

By:	/s/ Jan Kürschner
Name: Jan Kürschner
Title: Chief Financial Officer